Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference into the Registration Statements of Heritage Insurance Holdings, Inc. on Form S-3 (No. 333-206117) and Form S-8 (No. 333-197906) of our report dated July 27, 2017, on the consolidated financial statements of NBIC Holdings Inc. and Subsidiaries as of and for the years ended December 31, 2016, 2015, and 2014, included in this Current Report on Form 8-K.

/s/ Johnson Lambert LLP

Burlington, Vermont

August 9, 2017